EXHIBIT 10.2

     CHANGE IN CONTROL AGREEMENT (this “Agreement”) dated as of November 6, 2006, between Kos Pharmaceuticals, Inc., a Florida corporation (the “Company”), and Michael Jaharis.
          WHEREAS the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its shareholders to assure that the Company and its subsidiaries will have the continued dedication of Mr. Jaharis, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below);
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
          SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).
          (b) “Accounting Firm” shall have the meaning set forth in Section 5(b).
          (c) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.
          (d) “Change in Control” means any corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Controlling Shareholders becomes the beneficial owner, directly or indirectly, of all of the outstanding shares of common stock of the Company.
          (e) “Change in Control Date” means the date on which a Change in Control occurs (if any).
          (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          (g) “Controlling Shareholders” means, collectively, the group of shareholders set forth in the Schedule 13D filed with the Securities and Exchange Commission on September 12, 2006, consisting of Michael Jaharis, Mary Jaharis, Wilson Point Holdings, LP, Cubs Management, LLC, Kos Investments, Inc., Kos Holdings, Inc., Kathryn Jaharis, Steven Jaharis and Jaharis Holdings, Inc, LLC.
          (h) “Effective Date” shall have the meaning set forth in Section 2.

          (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
          (j) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
          (k) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of Mr. Jaharis, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
          (l) “Person” means a “person” (as such term is used in Section 13(d) of the Exchange Act).
          (m) “Protection Period” means the period commencing on the Change in Control Date and ending on the first anniversary thereof.
          (n) “Section 409A Tax” shall have the meaning set forth in Section 5.
          (o) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
          (p) “Successor” shall have the meaning set forth in Section 9(c).
          (q) “Underpayment” shall have the meaning set forth in Section 4(b).
          SECTION 2. Effectiveness and Term. This Agreement shall become effective as of the date hereof (“Effective Date”) and shall remain in effect until the second anniversary of the Effective Date. Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement, this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.
          SECTION 3. Benefits. In the event of a Change in Control, Mr. Jaharis shall be entitled to the following benefits:
          (a) Continued Welfare Benefits. The Company shall continue to provide health and welfare benefits to Mr. Jaharis and Mr. Jaharis’s spouse and dependents (in each case, provided in an applicable plan) for a period of three years following the Change in Control Date, at least equal to the levels of benefits provided by the Company and its Subsidiaries immediately prior to the Change in Control Date. Nothing in this Section 3(a) shall operate to reduce, or be construed as reducing, Mr. Jaharis’s group health plan continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in any manner.
          (b) Fringe Benefits. The Company shall provide to Mr. Jaharis at the Company’s sole expense (i) use of his current office, (ii) secretarial support, (iii) car service and driver, and (iv) a cellular phone, in each case for a period of three years following the Change in Control Date and on a basis no less favorable than that provided immediately prior to the Change in Control Date.
          SECTION 4. Certain Additional Payments by the Company.
          (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable to or for the benefit of Mr. Jaharis during the term of this Agreement would be subject to the Excise Tax, Mr. Jaharis shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by Mr. Jaharis of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, Mr. Jaharis retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. At the time of any Payment during the period of this Agreement’s effectiveness, the Company shall provide Mr. Jaharis a written description of the application of the Excise Tax (if any) to such Payment.
          (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 4 by a nationally recognized certified public accounting firm that shall be designated by the Company (other than the Company’s regular auditor) (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Mr. Jaharis within 15 business days of the receipt of notice from Mr. Jaharis that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, Mr. Jaharis shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of Mr. Jaharis’s residence in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Mr. Jaharis within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Mr. Jaharis, it shall so indicate to Mr. Jaharis in writing. Any determination by the Accounting Firm shall be binding upon the Company and Mr. Jaharis. As a result of the uncertainty in the application of the Excise Tax, at the time of the initial determination by the Accounting Firm hereunder, it is possible that the amount of the 280G Gross-Up Payment determined by the Accounting Firm to be due to Mr. Jaharis, consistent with the calculations required to be made hereunder, will be lower than the amount actually due, including any interest and penalties (an “Underpayment”). In the event the Company exhausts its remedies pursuant to Section 4(c) and Mr. Jaharis thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Mr. Jaharis within five business days of the receipt of the Accounting Firm’s determination.
          (c) Mr. Jaharis shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after Mr. Jaharis is informed in writing of such claim. Failure to give timely notice shall not prejudice Mr. Jaharis’s right to 280G Gross-Up Payments and rights of indemnity under this Section 4. Mr. Jaharis shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Mr. Jaharis shall not pay such claim prior to the expiration of the 30-day period following the date on which Mr. Jaharis gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Mr. Jaharis in writing prior to the expiration of such period that the Company desires to contest such claim, Mr. Jaharis shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold Mr. Jaharis harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Mr. Jaharis to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr. Jaharis agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company directs Mr. Jaharis to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Mr. Jaharis, on an interest-free basis, and shall indemnify and hold Mr. Jaharis harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of Mr. Jaharis with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and Mr. Jaharis shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by Mr. Jaharis of an amount advanced by the Company pursuant to Section 4(c), Mr. Jaharis becomes entitled to receive any refund with respect to such claim, Mr. Jaharis shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Mr. Jaharis of an amount advanced by the Company pursuant to Section 4(c), a determination is made that Mr. Jaharis shall not be entitled to any refund with respect to such claim and the Company does not notify Mr. Jaharis in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
          SECTION 5. Section 409A. It is the intention of the Company and Mr. Jaharis that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Section 409A of the Code. To the extent necessary to avoid imposition of any additional tax or interest penalties under Section 409A (such tax and interest penalties, a “Section 409A Tax”), notwithstanding the timing of payment provided in any other Section of this Agreement, the timing of any payment, distribution or benefit pursuant to this Agreement shall be subject to a six-month delay in a manner consistent with Section 409A(a)(2)(B)(i) of the Code, provided that (a) Mr. Jaharis shall be credited with interest in respect of such payment, distribution or benefit during such six-month period at the rate set forth in Section 11 and (b) if Mr. Jaharis dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to Mr. Jaharis’s devisee, legatee or other designee or, should there be no such designee, to Mr. Jaharis’s estate in accordance with the applicable provisions of this Agreement. From and after the Effective Date and for the remainder of the term of this Agreement, (i) the Company shall administer and operate this Agreement in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and (ii) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Section 409A of the Code or any such rules, regulations or guidance and that Mr. Jaharis may become subject to a Section 409A Tax, the Company and Mr. Jaharis shall negotiate in good faith to amend or modify such provision to avoid the application of such Section 409A Tax, provided that such amendment or modification shall not (and Mr. Jaharis shall not be obligated to consent to any such amendment or modification that would) reduce the economic value to Mr. Jaharis of such provision.
          SECTION 6. No Mitigation or Offset; Enforcement of this Agreement.
          (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Mr. Jaharis or others. In no event shall Mr. Jaharis be obligated to take any action by way of mitigation of the amounts payable to Mr. Jaharis under any of the provisions of this Agreement.
          (b) The Company shall reimburse, upon Mr. Jaharis’s demand, any and all reasonable legal fees and expenses that Mr. Jaharis may incur in good faith as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company against Mr. Jaharis (or, in the event that Mr. Jaharis is the prevailing party, by Mr. Jaharis against the Company), with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest regarding the amount of any payment owed pursuant to this Agreement), and shall indemnify and hold Mr. Jaharis harmless, on an after-tax basis, for any tax (including Excise Tax) imposed on Mr. Jaharis as a result of payment by the Company of such legal fees and expenses.
          SECTION 7. Non-Exclusivity of Rights. Except as specifically provided in Section 3(a), nothing in this Agreement shall prevent or limit Mr. Jaharis’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which Mr. Jaharis may qualify, nor shall anything in this Agreement limit or otherwise affect any rights of Mr. Jaharis may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that Mr. Jaharis is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
          SECTION 8. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
          SECTION 9. Assignment. (a) This Agreement is personal to Mr. Jaharis and, without the prior written consent of the Company, shall not be assignable by Mr. Jaharis otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
          (b) Notwithstanding the foregoing Section 9(a), this Agreement and all rights of Mr. Jaharis hereunder shall inure to the benefit of, and be enforceable by, Mr. Jaharis’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Mr. Jaharis should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Jaharis’s devisee, legatee or other designee or, should there be no such designee, to Mr. Jaharis’s estate.
          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.
          SECTION 10. Dispute Resolution. (a) Except as otherwise specifically provided herein, Mr. Jaharis and the Company each hereby irrevocably submit to the exclusive jurisdiction of any state court located within the State of New Jersey over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 10(a); provided, however, that nothing herein shall preclude the Company or Mr. Jaharis from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 10 or enforcing any judgment obtained by the Company or Mr. Jaharis.
          (b) The agreement of the parties to the forum described in Section 10(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 10(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 10(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
          (c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 17.
          (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10(d).
          SECTION 11. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto.
          SECTION 12. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW JERSEY, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
          SECTION 13. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by Mr. Jaharis and a duly authorized officer of the Company; provided that, prior to the Change in Control Date, this Agreement may be amended or modified, without Mr. Jaharis’s consent, through a resolution duly adopted by the Board. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
          SECTION 14. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
          SECTION 16. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 3, 4, 5, 6, 9, 10 and 11, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, to the extent necessary to preserve the intended benefits of such provisions.
          SECTION 17. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, NJ 08512-3618

Attention: Executive Vice President, General Counsel and Corporate Secretary

Fax: 609-495-0907

If to Mr. Jaharis:	At the address for Mr. Jaharis most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          SECTION 18. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
          SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          SECTION 20. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.

The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

KOS PHARMACEUTICALS, INC.,
By: /s/
Name:
Title:

MICHAEL JAHARIS,
By: /s/
Name:	Michael Jaharis
Title:	Chairman Emeritus

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